RESIGNATION
FROM THE BOARD OF DIRECTORS
OF
JAYHAWK ENERGY, INC.

I, Tyrone Docherty, hereby resign from my position as a member of the Board of Directors of JayHawk Energy, Inc. effective as of the 31st day of May, 2015.

Tyrone Docherty